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                                                                   Exhibit 99.2


CONTACTS: Lawrence Budgar
          Burson-Marsteller
          Vestar Capital Partners
          Tel: 212-614-4140
          Lawrence_budgar@nyc.bm.com

          Bea Slizewski
          Agrilink Foods, Inc.
          Tel: 585-264-3189
          bslizewski@agrilinkfoods.com

      Agrilink Foods to Receive $175 million Equity Investment from Vestar
                                 Capital Partners
        Vestar to Become Majority Shareholder in Producer of Birds Eye

Rochester, NY - June 21, 2002 - Pro-Fac Cooperative, Inc. (Nasdaq: PFACP), its wholly-owned subsidiary, Agrilink Foods, Inc., and Vestar Capital Partners announced the signing of a definitive agreement providing for a $175 million equity investment in Agrilink. Under the terms of the recapitalization, affiliates of Vestar will become Agrilink's majority shareholder. Pro-Fac will retain a significant minority ownership interest. Agrilink will use the net proceeds from Vestar's investment, together with the proceeds from a new credit facility, to retire existing bank indebtedness. Upon closing, Agrilink will enter into a new long-term supply agreement with Pro-Fac and has committed to make certain additional cash payments to Pro-Fac during the next several years. Agrilink and Pro-Fac will operate as independent entities post-closing.

The agreement was approved unanimously by the Boards of Directors of Agrilink and Pro-Fac which were advised by JPMorgan. The investment is conditioned upon approval of Pro-Fac's members, availability of bank financing, consent of holders of Agrilink's 11 7/8% senior subordinated notes, and other customary conditions and regulatory approvals. The transaction is expected to close this summer.

Rochester, N.Y.-based Agrilink Foods, the country's largest manufacturer and marketer of frozen vegetables, anticipates generating sales in excess of $1 billion for its fiscal year ending June 29, 2002. The Company markets its branded frozen vegetable products under the Birds Eye, Birds Eye Voila!, Freshlike and McKenzie's names. In addition, the Company produces other branded processed foods, including canned vegetables (Freshlike and Veg-All), pie fillings (Comstock and Wilderness), chili and chili ingredients (Nalley and Brooks), salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman's). The Company also produces many of these products for the private label, food service and industrial markets.

Agrilink's current management will continue to run the business under the leadership of Chief Executive Officer Dennis M. Mullen. "We are very pleased about this new relationship with Vestar," commented Mullen. "The firm is an enabler and a respected financial partner committed to helping Agrilink grow. With this equity infusion, Agrilink will clearly strengthen its competitive position."

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Vestar p. 2

Prakash A. Melwani, a managing director of Vestar Capital Partners, said, "We are excited to be partnering with Pro-Fac and the Agrilink management team led by Dennis Mullen. Agrilink is a market leader in the frozen food category with strong, recognizable brands including Birds Eye. We anticipate the Company will take advantage of its improved financial flexibility to increase investment in marketing and new products, thereby helping it grow meaningfully during the next several years."

In a separate announcement today, Agrilink disclosed that it expects to record a non-cash goodwill impairment charge in its financial statements for the fiscal year ending June 29, 2002.

Vestar Capital Partners is a leading investment firm specializing in management buyouts, recapitalizations and growth capital investments. Vestar's investment strategy is targeted towards middle-market companies with valuations in the $200 million to $2 billion range. Since the firm's founding in 1988, Vestar has completed over thirty-five investments in companies with a total value exceeding $11 billion. These companies have varied in size and geography and span a broad range of industries. Vestar's principals have had meaningful experience in the food and consumer products industries, and have completed investments in leading companies including Celestial Seasonings, Inc., Interstate Bakeries Corp., Michael Foods, Inc. and Prestone Products Corporation. Vestar currently manages a committed equity capital pool of $4 billion and has offices in New York City, Denver, Paris and Milan. More information about Vestar is available at www.vestarcapital.com.

Pro-Fac Cooperative, Inc. is a grower cooperative consisting of more than 500 members who provide fruits and vegetables that are processed at facilities across the country. These commodities are marketed as branded, private label and foodservice products, primarily through its wholly-owned subsidiary Agrilink.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above. This press release is being issued pursuant to and in accordance with Rule 135c of the Securities Act of 1933, as amended. This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to, strong competition in the food industry, including competitive pricing, the integration of acquisitions, the effect of adverse weather conditions on the volume and quality of raw products, interest rate fluctuations, the effectiveness of marketing and shifts in market demand. Please refer to Agrilink Foods' and Pro-Fac's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, and the risk factors section of Pro-Fac Cooperative's prospectus dated October 26, 2001, as well as other reports and information filed by Agrilink Foods and Pro-Fac Cooperative with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.

NOTE: In conjunction with this release, Agrilink will hold an investor call at a yet-undetermined time. When scheduled, the date and time will be published on the Agrilink website http://www.agrilinkfoods.com On that date, you may listen to the live call by going to Agrilink Foods' website: or http://www.prnewswire.com. at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the call.


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